February 20, 2025

Kevin Herde
Chief Financial Officer
MARAVAI LIFESCIENCES HOLDINGS, INC.
10770 Wateridge Circle
Suite 200
San Diego, CA
92121

       Re: MARAVAI LIFESCIENCES HOLDINGS, INC.
           Form 10-K for the Year Ended December 31, 2023
           File No. 001-39725
Dear Kevin Herde:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                        Sincerely,

                                                        Division of Corporation
Finance
                                                        Office of Life Sciences